MERRILL LYNCH
GLOBAL
CONVERTIBLE
FUND, INC.


[FUND LOGO]


Annual Report

October 31, 1997


This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Global Convertible
Fund, Inc.
Box 9011
Princeton, NJ
08543-9011

Printed on post-consumer recycled paper




MERRILL LYNCH GLOBAL CONVERTIBLE FUND, INC.


Officers and
Directors

Arthur Zeikel, President and Director
James H. Bodurtha, Director
Herbert I. London, Director
Robert R. Martin, Director
Joseph L. May, Director
Andre F. Perold, Director
Terry K. Glenn, Executive Vice President
Joseph T. Monagle Jr., Senior Vice President
Donald C. Burke, Vice President
Daniel A. Luchansky, Vice President
Gerald M. Richard, Treasurer
Lawrence A. Rogers, Secretary

Custodian
State Street Bank and Trust Company
P.O. Box 351
Boston, MA 02101

Transfer Agent
Merrill Lynch Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997


TO OUR SHAREHOLDERS


Volatile is the word that best describes the quarter ended October 31, 1997. Virtually every world equity market experienced negative returns for the October quarter, with many experiencing unnerving fluctuations. For example, the Hang Seng Stock Index, the benchmark for the Hong Kong stock market, saw its value plummet 13.7% on October 27 then rebound 18.8% the following day. The Dow Jones Industrial Average recorded both its largest point gain and largest point decline in history in the same week.

The Asian equity markets fared the worst, with serious local economic problems and depreciating currencies. For the October quarter, the Hang Seng Stock Index tumbled 34.6% while the Nikkei 225 Index fell 19.1%. Other local markets in South Korea, Malaysia, Indonesia and Singapore were weak as well, experiencing double-digit declines. The US market, as measured by the Standard & Poor's 500 Index, declined 3.7%. Major European markets posted negative returns also. Concerns of an Asian economic slowdown have reverberated throughout the world, raising questions about the appropriateness of current equity valuations. Although certain markets are down dramatically and appear inexpensive on a current earnings basis, the increased interest rates in these markets may have a negative impact on economic growth and future earnings.

The fixed-income markets rallied during the quarter ended October 31, 1997. The ten-year US Treasury note ended October yielding 5.83%, a 51 basis point (0.51%) drop since the July quarter. There were three main forces that helped lift the US bond market: continuing low inflation domestically, mounting deflationary pressure from abroad and a global flight to quality. These factors helped convince the Federal Reserve Board (FRB) not to raise interest rates, which is an added positive for the market.

Global unrest bodes well for US dollar-denominated debt instruments, as evidenced by the move out of Asian currencies into the US dollar, confirming the US dollar as the dominant world currency. We believe this trend will persist, and have allocated the majority of our assets to dollar-denominated securities. In Europe, continued European Monetary Union posturing resulted in the Bundesbank raising short-term interest rates on October 9, 1997 in an effort to curtail inflation as well as continue the long-standing strong Deutschemark policy. Japan's ten-year government yield remained low, closing out the October quarter at 1.82%.

It was a challenging three months for the convertible market. For the quarter ended October 31, 1997, the total return for global convertible securities, as measured by the Lipper Overseas Global Convertible Funds Average, was -1.61%. The Fund's holdings remain concentrated in the United States, accounting for 51.4% of portfolio net assets. The US economy has remained hospitable, exhibiting continued growth with little sign of accelerated inflation. This is evidenced by the most recent consumer price index and producer price index statistics. Furthermore, continued distress in the emerging markets has all but prohibited the FRB from raising interest rates in the near future, a positive for US investments.

We sold some smaller positions during the October quarter, including Japanese firms Shimadza Corp., Marubeni Corp. and Yamaichi Securities Co., Ltd., as well as Dairy Farms International Holdings Limited, whose operations are mostly in Asia. We added Phycor, Inc., ThermoTrex Corp. and Assisted Living Concepts, Inc., US holdings that we believe have exceptional prospects. We will continue to maintain offshore exposure through our investments in Japan and to a lesser extent in the United Kingdom, Hong Kong, France and the Netherlands. Finally, we adopted a more defensive posture, temporarily raising our cash levels from 5.8% of net assets at the start of the October quarter to nearly 27% at the close of the quarter. These assets will be invested over time as suitable securities are identified.


Fiscal Year in Review

For the year ended October 31, 1997, the Fund's Class A, Class B, Class C and Class D Shares had total returns of +17.79%, +16.56%, +16.40% and +17.41%, respectively. The Fund outperformed the Lipper Overseas Convertible Fund Average of 16 other funds, which had a total return of +9.95% for the fiscal year. (Results shown do not reflect sales charges and would be lower if sales charges were included. Complete performance information, including average annual total returns, can be found on pages 5--9 of this report to shareholders.)

The Fund's performance can be partially attributed to our overweighting in US domestic issues. Fund holdings such as Home Depot, Inc. and WHX Corp. scored sharp gains during the fiscal year ended October 31, 1997. The US equity market, as measured by the unmanaged Standard & Poor's 500 Index, performed strongly during the year ended October 31, 1997, returning +32.09%. Fixed-income products experienced healthy gains for the year, with the ten-year US Treasury note returning +9.60%.

Our largest exposure outside the United States was in Japan (8.45% of net assets). Although the Japanese equity market posted a negative return for the fiscal year (as measured by the 19.58% Nikkei 225 decline), three of our largest Japanese holdings, Matsushita Electric Industrial Co., Sony Corp. and Tokyo Electron Ltd., registered gains. The Fund's holdings remain concentrated in US dollar-denominated investments. The positive performance of the US markets is owed to continued economic and earnings growth, low inflation and relatively stable interest rates coupled with a proactive, fiscally responsible government. Furthermore, as noted, the US central bank is not likely to raise short-term interest rates in the wake of the Asian financial crisis. Throughout the year, we have decreased our foreign holdings but will continue to maintain international exposure, as mandated by our prospectus, in companies that we believe are promising investments in Japan and to a lesser extent in the United Kingdom, Hong Kong, France and the Netherlands. In addition, we may enter other countries as conditions warrant.

In Conclusion

It is our opinion that the worldwide volatility exhibited during the October quarter may be a precursor for the future. There are issues related to the emerging markets that have yet to play out completely. Currency, interest rate and stock market volatility should be expected. The US market, although apparently healthy, can be affected by events offshore. However, we believe the climate for our Fund will be favorable in response to the inherent properties of convertible securities. Compared to equities, convertible securities' total returns historically capture about three-quarters of a stock market's advance, but only participate in about half of a market's decline while having a substantially higher current yield. In addition, compared to the fixed-income universe, convertible securities are consistently ranked among the best-performing subcategories as measured by Lipper Analytical Services over all measured time periods. In our view, global convertible issues are likely to offer good upside potential during firm equity and bond markets, yet offer a degree of protection when market conditions become negative.

We thank you for your ongoing interest in Merrill Lynch Global Convertible Fund, Inc., and we look forward to reviewing our outlook and strategy in our upcoming quarterly report to shareholders.

Sincerely,




(Arthur Zeikel)
Arthur Zeikel
President





(Daniel A. Luchansky)
Daniel A. Luchansky
Vice President and Portfolio Manager


Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

December 1, 1997




We are saddened to report the death of Harry Dewdney, Vice President and Portfolio Manager of Merrill Lynch Global Convertible Fund, Inc. The Fund benefited from his skillful and discerning management since its inception in 1988. Harry's colleagues and many friends at Merrill Lynch Asset Management will greatly miss his companionship and guidance.

Daniel A. Luchansky has been designated to be the Fund's successor Portfolio Manager. Mr. Luchansky has been employed by Merrill Lynch Asset Management, L.P.
(MLAM) since 1991 as Vice President and Portfolio Manager. Prior thereto he was involved in high yield analysis as well as convertible bond portfolio management and analysis for MLAM from 1986 to 1991.






PERFORMANCE DATA


About Fund
Performance

Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

None of the past results shown should be considered a representation of future performance. Figures shown in the "Average Annual Total Return" tables as well as the total returns and cumulative total returns in the "Performance Summary" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Performance
Summary--
Class A Shares

                                    Net Asset Value        Capital Gains
Period Covered                  Beginning       Ending      Distributed    Dividends Paid*      % Change**
11/4/88--12/31/88                 $ 9.97        $ 9.76        $0.173           $0.101            + 0.68%
1989                                9.76          9.50         0.431            0.483            + 6.83
1990                                9.50          8.20         0.047            0.497            - 8.07
1991                                8.20          9.06         0.151            0.382            +17.22
1992                                9.06          9.67         0.123            0.267            +11.12
1993                                9.67         10.68         0.081            0.327            +14.74
1994                               10.68         10.29         0.029            0.304            - 0.54
1995                               10.29         10.27            --            1.280            +12.54
1996                               10.27         10.54         0.190            0.388            + 8.40
1/1/97--10/31/97                   10.54         11.87            --            0.099            +13.67
                                                              ------           ------
                                                        Total $1.225     Total $4.128

                                                        Cumulative total return as of 10/31/97: +103.79%**

*  Figures may include short-term capital gains distributions.

** Figures do not include any sales charge; results would be lower if sales charge was included.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

Performance
Summary--
Class B Shares

                                    Net Asset Value        Capital Gains
Period Covered                  Beginning       Ending      Distributed    Dividends Paid*      % Change**
2/26/88--12/31/88                 $10.00        $ 9.77        $0.173           $0.313            + 2.63%
1989                                9.77          9.51         0.431            0.376            + 5.68
1990                                9.51          8.25         0.047            0.373            - 8.94
1991                                8.25          9.12         0.151            0.284            +15.99
1992                                9.12          9.74         0.123            0.166            + 9.99
1993                                9.74         10.74         0.081            0.228            +13.48
1994                               10.74         10.35         0.029            0.205            - 1.45
1995                               10.35         10.35          --              1.146            +11.30
1996                               10.35         10.63         0.190            0.272            + 7.26
1/1/97--10/31/97                   10.63         11.90          --              0.064            +12.62
                                                              ------           ------
                                                        Total $1.225     Total $3.427

                                                         Cumulative total return as of 10/31/97: +89.45%**

*  Figures may include short-term capital gains distributions.

** Figures do not reflect deduction of any sales charge; results would be lower if sales charge was deducted.

Performance
Summary--
Class C Shares

                                    Net Asset Value       Capital Gains
Period Covered                  Beginning      Ending      Distributed    Dividends Paid*       % Change**
10/21/94--12/31/94                $10.74        $10.33        $0.029           $0.162            - 2.03%
1995                               10.33         10.34            --            1.146            +11.43
1996                               10.34         10.60         0.190            0.277            + 7.12
1/1/97--10/31/97                   10.60         11.87            --            0.055            +12.56
                                                              ------           ------
                                                        Total $0.219     Total $1.640

                                                         Cumulative total return as of 10/31/97: +31.62%**

*  Figures may include short-term capital gains distributions.

** Figures do not reflect deduction of any sales charge; results would be lower if sales charge was deducted.

Performance
Summary--
Class D Shares

                                    Net Asset Value        Capital Gains
Period Covered                  Beginning       Ending      Distributed    Dividends Paid*      % Change**
10/21/94--12/31/94                $10.69        $10.30        $0.029           $0.170            - 1.78%
1995                               10.30         10.29          --              1.252            +12.34
1996                               10.29         10.55         0.190            0.365            + 8.04
1/1/97--10/31/97                   10.55         11.86          --              0.092            +13.39
                                                              ------           ------
                                                        Total $0.219     Total $1.879

                                                         Cumulative total return as of 10/31/97: +35.18%**

*  Figures may include short-term capital gains distributions.

** Figures do not include sales charge; results would be lower if sales charge was included.


Recent
Performance
Results

                                                                                                          12 Month      3 Month
                                                                    10/31/97     7/31/97     10/31/96     % Change      % Change
ML Global Convertible Fund, Inc. Class A Shares*                     $11.87       $12.09       $10.54      +14.68%(1)    - 1.82%
ML Global Convertible Fund, Inc. Class B Shares*                      11.90        12.15        10.61      +14.19(1)     - 2.06
ML Global Convertible Fund, Inc. Class C Shares*                      11.87        12.13        10.59      +14.12(1)     - 2.14
ML Global Convertible Fund, Inc. Class D Shares*                      11.86        12.09        10.55      +14.47(1)     - 1.90
Dow Jones Industrial Average**                                     7,442.08     8,222.61     6,029.38      +23.43        - 9.49
S&P 500 Index**                                                      914.62       954.29       705.27      +29.68        - 4.16
Japan Nikkei Dow Jones 225**++                                    16,458.94    20,331.43    20,466.86      -19.58        -19.05
London Financial Times Index**                                     4,842.30     4,907.50     3,979.10      +21.69        - 1.33
ML Global Convertible Fund, Inc. Class A Shares--Total Return*                                             +17.79(2)     - 1.82
ML Global Convertible Fund, Inc. Class B Shares--Total Return*                                             +16.56(3)     - 2.06
ML Global Convertible Fund, Inc. Class C Shares--Total Return*                                             +16.40(4)     - 2.14
ML Global Convertible Fund, Inc. Class D Shares--Total Return*                                             +17.41(5)     - 1.90
Dow Jones Industrial Average--Total Return**                                                               +25.76        - 9.09
S&P 500 Index--Total Return**                                                                              +32.09        - 3.73

* Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included.

**  An unmanaged broad-based index comprised of common stocks.

++  Index is expressed in base currency terms (yen).

(1) Percent change includes reinvestment of $0.190 per share capital gains distributions.

(2) Percent change includes reinvestment of $0.285 per share ordinary income dividends and $0.190 per share capital gains distributions.

(3) Percent change includes reinvestment of $0.220 per share ordinary income dividends and $0.190 per share capital gains distributions.

(4) Percent change includes reinvestment of $0.211 per share ordinary income dividends and $0.190 per share capital gains distributions.

(5) Percent change includes reinvestment of $0.271 per share ordinary income dividends and $0.190 per share capital gains distributions.


Merrill Lynch Global Convertible Fund, Inc., October 31, 1997


PERFORMANCE DATA (concluded)


Total Return
Based on a $10,000
Investment


Class A Shares

A line graph depicting the growth of an investment in the Fund's Class A Shares compared to the growth of an investment in the S&P 500 Total Return Index. Beginning and ending values are:

                                            11/04/88**       10/97
ML Global Convertible Fund, Inc.++--
Class A Shares*                              $ 9,475        $19,311

S&P 500 Total Return Index++++               $10,000        $42,759

Class B Shares

A line graph depicting the growth of an investment in the Fund's Class B Shares compared to the growth of an investment in the S&P 500 Total Return Index. Beginning and ending values are:

                                             2/26/88**       10/97
ML Global Convertible Fund, Inc.++--
Class B Shares*                              $10,000        $18,945

S&P 500 Total Return Index++++               $10,000        $45,249


Class C & Class D Shares

A line graph depicting the growth of an investment in the Fund's Class C and Class D Shares compared to the growth of an investment in the S&P 500 Total Return Index. Beginning and ending values are:

                                            10/21/94**       10/97
ML Global Convertible Fund, Inc.++--
Class C Shares*                              $10,000        $13,162

ML Global Convertible Fund, Inc.++--
Class D Shares*                              $ 9,475        $12,807

S&P 500 Total Return Index++++               $10,000        $21,059

* Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.

**   Commencement of operations.

++ ML Global Convertible Fund, Inc. invests primarily in an internationally diversified portfolio of convertible debt securities, convertible preferred stocks and "synthetic" convertible securities consisting of a combination of debt securities or preferred stock and warrants or options.

++++ This unmanaged broad-based Index is comprised of common stocks.

Past performance is not predictive of future performance.

Average Annual
Total Return


                                     % Return Without   % Return With
                                       Sales Charge      Sales Charge**
Class A Shares*

Year Ended 9/30/97                        +19.33%        +13.06%
Five Years Ended 9/30/97                  +10.10         + 8.91
Inception (11/4/88) through 9/30/97       + 8.53         + 7.87

*  Maximum sales charge is 5.25%.
** Assuming maximum sales charge.


                                         % Return        % Return
                                       Without CDSC     With CDSC**
Class B Shares*

Year Ended 9/30/97                        +18.08%        +14.08%
Five Years Ended 9/30/97                  + 8.94         + 8.94
Inception (2/26/88) through 9/30/97       + 7.08         + 7.08

* Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.


                                         % Return        % Return
                                       Without CDSC     With CDSC**
Class C Shares*

Year Ended 9/30/97                        +18.02%        +17.02%
Inception (10/21/94) through 9/30/97      +10.48         +10.48

* Maximum contingent deferred sales charge is 1% and is reduced to 0% after 1 year.
** Assuming payment of applicable contingent deferred sales charge.

                                       % Return Without   % Return With
                                        Sales Charge      Sales Charge**
Class D Shares*

Year Ended 9/30/97                        +19.08%          +12.83%
Inception (10/21/94) through 9/30/97      +11.45           + 9.43

*  Maximum sales charge is 5.25%.
** Assuming maximum sales charge.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997


SCHEDULE OF INVESTMENTS                                                                                    (in US dollars)

NORTH                                   Shares                                                                  Value     Percent of
AMERICA           Industries             Held                Common Stocks                      Cost          (Note 1a)   Net Assets
United States     Food/Beverage/         20,000       ConAgra Inc.                         $    309,079     $    602,500      2.08%
                  Tobacco & Household

                  Pharmaceuticals         1,091     ++Crescendo Pharmaceuticals Corp.            12,547           12,274      0.04

                  Retail Stores          22,500       Home Depot, Inc.                          707,041        1,251,562      4.33

                                                      Total Investments in
                                                      United States Common Stocks             1,028,667        1,866,336      6.45

                                                        Convertible Preferred Stocks

United States     Insurance              10,000       American General Corp., Pfd.              523,200          665,000      2.30
                                         15,000       St. Paul Companies, Inc., Pfd.            784,736        1,050,000      3.63
                                                                                           ------------     ------------    -------
                                                                                              1,307,936        1,715,000      5.93

                  Oil & Gas Producers     7,000       Lomak Petroleum, Inc., $5.75 Pfd.         350,000          353,500      1.22
                                         10,000       Occidental Petroleum Corp.,
                                                      Pfd., Series A                            580,600          940,000      3.25
                                                                                           ------------     ------------    -------
                                                                                                930,600        1,293,500      4.47
                  Real Estate            20,000       Merry Land & Investment
                  Investment                          Company, Inc., Pfd.                       509,462          552,500      1.91
                  Trust

                  Steel                  30,000       USX Capital Trust I, Pfd.               1,387,500        1,425,000      4.93
                                         20,000       WHX Corp., Pfd., Series B                 993,700          985,000      3.40
                                                                                           ------------     ------------    -------
                                                                                              2,381,200        2,410,000      8.33

                                                      Total Investments in
                                                      United States Convertible
                                                      Preferred Stocks                        5,129,198        5,971,000     20.64

                                           Face
                                           Amount          Convertible Bonds
Canada          Metals &            US$    700,000    Inco, Limited, 5.75% due
                Mining                                7/01/2004                                 765,625          712,250      2.46

                                                      Total Investments in Canadian
                                                      Convertible Bonds                         765,625          712,250      2.46

United States   Assisted Living            300,000    Assisted Living Concepts, Inc.,
                                                      6% due 11/01/2002                         300,000          330,000      1.14

                Automobile Parts         1,500,000    The Pep Boys--Manny, Moe & Jack,
                                                      4% due 9/01/1999                        1,461,250        1,481,250      5.12

                Health Services          1,500,000    PhyCor, Inc., 4.50% due 2/15/2003       1,395,000        1,387,500      4.80

                Medical Equipment          800,000    ThermoTrex Corp., 3.25% due
                                                      11/01/2007                                800,000          802,000      2.77
                Pharmaceuticals          1,500,000    Alza Corp., 5% due 5/01/2006            1,531,250        1,462,500      5.06

                Retail Stores              500,000    Home Depot, Inc., 3.25% due
                                                      10/01/2001                                509,375          627,500      2.17

                Transportation             600,000    Alaska Air Group, Inc., 6.50% due
                                                      6/15/2005                                 625,500          951,000      3.29

                                                      Total Investments in
                                                      United States Convertible Bonds         6,622,375        7,041,750     24.35

                                                      Total Investments in
                                                      North American Securities              13,545,865       15,591,336     53.90

PACIFIC                                  Shares
BASIN                                     Held                Common Stocks
Hong Kong         Utilities--Electric    50,000       Shandong Huaneng Power Company
                                                      Ltd. (ADR) (a)                            503,000          371,875      1.29

                                                      Total Investments in
                                                      Hong Kong Common Stocks                   503,000          371,875      1.29

                                           Face
                                          Amount           Convertible Bonds
Japan          Auto &             YEN   25,000,000    No. 2 Toyota Motor Corp.,
               Truck                                  1.20% due 1/28/1998                       286,365          359,371      1.24

               Chemicals                50,000,000    No. 6 Sumitomo Bakelite Co.,
                                                      Ltd., 1.20% due 9/29/2006                 521,478          499,958      1.73

               Electronics              50,000,000    No. 5 Matsushita Electric
                                                      Industrial Co., 1.30% due
                                                      3/29/2002                                 513,387          532,402      1.84
                                        30,000,000    No. 3 Sony Corp., 1.40% due
                                                      9/30/2003                                 361,653          454,704      1.57
                                        30,000,000    No. 2 Tokyo Electron Ltd.,
                                                      0.90% due 9/30/2003                       343,548          488,146      1.69
                                                                                           ------------     ------------    -------
                                                                                              1,218,588        1,475,252      5.10

               Food & Beverage          14,000,000    No. 1 Sanyo Coca-Cola Bottling,
                                                      Inc., 0.90% due 6/30/2003                 146,267          110,873      0.38

                                                      Total Investments in Japanese
                                                      Convertible Bonds                       2,172,698        2,445,454      8.45

                                                      Total Investments in
                                                      Pacific Basin Securities                2,675,698        2,817,329      9.74
WESTERN
EUROPE

France         Leisure            Frf    4,200,000    Euro Disney SCA, 6.75% due
                                                      10/01/2001                                686,298          780,572      2.70

               Pharmaceuticals               7,000    Sanofi S.A., 4% due 1/01/2000
                                                      (Units)                                   498,434          730,963      2.53

                                                      Total Investments in French
                                                      Convertible Bonds                       1,184,732        1,511,535      5.23

Netherlands    Insurance          US$      500,000    Aegon N.V., 4.75% due 11/01/2004          626,250        1,387,500      4.80

                                                      Total Investments in the
                                                      Netherlands Convertible Bonds             626,250        1,387,500      4.80

United Kingdom    Food &      Pound     500,000       Allied-Lyons PLC, 6.75% due               858,247          842,994      2.91
                  Beverage    Sterling                7/07/2008
                              US$       500,000       Grand Metropolitan PLC,
                                                      6.50% due 1/31/2000                       552,500          647,500      2.24

                                                      Total Investments in
                                                      United Kingdom Convertible Bonds        1,410,747        1,490,494      5.15

                                                      Total Investments in
                                                      Western European Securities             3,221,729        4,389,529     15.18

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

SCHEDULE OF INVESTMENTS (concluded)                                                                          (in US dollars)

SHORT-TERM                                Face                                                            Value       Percent of
SECURITIES                               Amount                  Issue                      Cost        (Note 1a)     Net Assets
                  Commercial     US$    865,000       General Motors Acceptance
                  Paper*                              Corp., 5.75% due 11/03/1997      $    864,724    $    864,724       2.99%

                  US Government                       US Treasury Bills:
                  Obligations*          750,000          4.62% due 11/06/1997               749,519         749,519       2.59
                                        750,000          4.83% due 11/13/1997               748,793         748,793       2.59
                                      1,400,000          4.85% due 11/13/1997             1,397,737       1,397,737       4.83
                                        800,000          4.80% due 11/20/1997               797,973         797,973       2.76
                                      2,500,000          4.85% due 12/04/1997             2,488,885       2,488,885       8.61
                                        750,000          4.85% due 12/11/1997               745,958         745,958       2.58
                                                                                       ------------    ------------     -------
                                                                                          6,928,865       6,928,865      23.96

                                                      Total Investments in
                                                      Short-Term Securities               7,793,589       7,793,589      26.95

                  Total Investments                                                    $ 27,236,881      30,591,783     105.77
                                                                                       ============
                  Liabilities in Excess of Other Assets                                                  (1,669,496)     (5.77)
                                                                                                       ------------     -------
                  Net Assets                                                                           $ 28,922,287     100.00%
                                                                                                       ============     =======

(a) American Depositary Receipts (ADR).

++  Non-income producing security .

* Commercial Paper and certain US Government Obligations are traded on a discount basis; the interest rates shown are the discount rates paid at the time of purchase by the Fund.

See Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES

                    As of October 31, 1997
Assets:             Investments, at value (identified cost--$27,236,881) (Note 1a)                          $ 30,591,783
                    Cash                                                                                         840,687
                    Foreign cash (Note 1b)                                                                       241,801
                    Receivables:
                      Securities sold                                                      $    760,125
                      Interest                                                                  144,790
                      Capital shares sold                                                        16,375
                      Dividends                                                                   1,489          922,779
                                                                                           ------------
                    Prepaid expenses (Note 1f)                                                                    40,417
                                                                                                            ------------
                    Total assets                                                                              32,637,467
                                                                                                            ------------

Liabilities:        Payables:
                      Securities purchased                                                    2,209,812
                      Capital shares redeemed                                                   129,346
                      Distributor (Note 2)                                                       18,024
                      Investment adviser (Note 2)                                                16,446        2,373,628
                                                                                           ------------
                    Accrued expenses and other liabilities                                                     1,341,552
                                                                                                            ------------
                    Total liabilities                                                                          3,715,180
                                                                                                            ------------
Net Assets:         Net assets                                                                              $ 28,922,287
                                                                                                            ============
Net Assets          Class A Shares of Common Stock, $0.10 par value,
Consist of:         100,000,000 shares authorized                                                           $     29,199
                    Class B Shares of Common Stock, $0.10 par value,
                    100,000,000 shares authorized                                                                149,016
                    Class C Shares of Common Stock, $0.10 par value,
                    100,000,000 shares authorized                                                                  9,367
                    Class D Shares of Common Stock, $0.10 par value,
                    100,000,000 shares authorized                                                                 55,764
                    Paid-in capital in excess of par                                                          21,584,498
                    Accumulated distributions in excess of investment
                    loss--net (Note 1g)                                                                         (572,021)
                    Undistributed realized capital gains on investments and
                    foreign currency transactions--net                                                         4,312,039
                    Unrealized appreciation on investments and foreign
                    currency transactions--net                                                                 3,354,425
                                                                                                            ------------
                    Net assets                                                                              $ 28,922,287

                                                                                                            ============

Net Asset           Class A--Based on net assets of $3,465,875 and 291,989
Value:                       shares outstanding                                                             $      11.87
                                                                                                            ============
                    Class B--Based on net assets of $17,730,531 and 1,490,162
                             shares outstanding                                                             $      11.90
                                                                                                            ============
                    Class C--Based on net assets of $1,112,046 and 93,671
                             shares outstanding                                                             $      11.87
                                                                                                            ============
                    Class D--Based on net assets of $6,613,835 and 557,641
                             shares outstanding                                                             $      11.86
                                                                                                            ============

See Notes to Financial Statements.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

STATEMENT OF OPERATIONS

                    For the Year Ended October 31, 1997
Investment          Interest and discount earned (net of $6,762
Income              foreign withholding tax)                                                                $  1,585,213
(Notes 1d & 1e):    Dividends (net of $963 foreign withholding tax)                                              637,281
                                                                                                            ------------
                    Total income                                                                               2,222,494
                                                                                                            ------------

Expenses:           Investment advisory fees (Note 2)                                      $    301,179
                    Account maintenance and distribution fees--Class B (Note 2)                 267,689
                    Transfer agent fees--Class B (Note 2)                                       114,858
                    Printing and shareholder reports                                             90,433
                    Accounting services (Note 2)                                                 69,859
                    Registration fees (Note 1f)                                                  67,344
                    Professional fees                                                            65,021
                    Directors' fees and expenses                                                 45,388
                    Transfer agent fees--Class A (Note 2)                                        36,491
                    Transfer agent fees--Class D (Note 2)                                        28,456
                    Account maintenance and distribution fees--Class C (Note 2)                  24,342
                    Account maintenance fees--Class D (Note 2)                                   18,545
                    Custodian fees                                                               15,132
                    Transfer agent fees--Class C (Note 2)                                        11,193
                    Pricing fees                                                                  9,942
                    Other                                                                         4,519
                                                                                           ------------
                    Total expenses                                                                             1,170,391
                                                                                                            ------------
                    Investment income--net                                                                     1,052,103
                                                                                                            ------------
Realized &          Realized gain (loss) from:
Unrealized Gain       Investments--net                                                        4,313,181
(Loss) on             Foreign currency transactions--net                                       (961,097)       3,352,084
Investments &                                                                              ------------
Foreign Currency    Change in unrealized appreciation/depreciation on:
Transactions--Net     Investments--net                                                        3,226,474
(Notes 1b, 1c,        Foreign currency transactions--net                                        (63,442)       3,163,032
1e & 3):                                                                                   ------------     ------------
                    Net realized and unrealized gain on investments and
                    foreign currency transactions                                                              6,515,116
                                                                                                            ------------
                    Net Increase in Net Assets Resulting from Operations                                    $  7,567,219
                                                                                                            ============

See Notes to Financial Statements.


STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                For the Year Ended
                                                                                                    October 31,
                    Increase (Decrease) in Net Assets:                                          1997            1996
Operations:         Investment income--net                                                 $  1,052,103     $  1,655,902
                    Realized gain on investments and foreign
                    currency transactions--net                                                3,352,084        1,834,024
                    Change in unrealized appreciation/depreciation on investments
                    and foreign currency transactions--net                                    3,163,032        2,580,476
                                                                                           ------------     ------------
                    Net increase in net assets resulting from operations                      7,567,219        6,070,402
                                                                                           ------------     ------------

Dividends &         Investment income--net:
Distributions to      Class A                                                                  (339,437)        (694,324)
Shareholders          Class B                                                                  (569,149)      (1,473,613)
(Note 1g):            Class C                                                                   (57,198)        (112,375)
                      Class D                                                                  (168,936)        (224,218)
                    In excess of investment income--net:
                      Class A                                                                   (14,383)              --
                      Class B                                                                   (24,118)              --
                      Class C                                                                    (2,424)              --
                      Class D                                                                    (7,159)              --
                    Realized gain on investments--net:
                      Class A                                                                  (371,547)        (820,273)
                      Class B                                                                  (771,279)      (2,671,664)
                      Class C                                                                   (84,137)        (180,592)
                      Class D                                                                  (171,039)        (171,093)
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from dividends
                    and distributions to shareholders                                        (2,580,806)      (6,348,152)
                                                                                           ------------     ------------
Capital Share       Net decrease in net assets derived from capital
Transactions        share transactions                                                      (45,343,049)     (20,834,705)
(Note 4):                                                                                  ------------     ------------

Net Assets:         Total decrease in net assets                                            (40,356,636)     (21,112,455)
                    Beginning of year                                                        69,278,923       90,391,378
                                                                                           ------------     ------------
                    End of year*                                                           $ 28,922,287     $ 69,278,923
                                                                                           ============     ============
                   *Undistributed (accumulated distributions in excess of)
                    investment income--net (Note 1h)                                       $   (572,021)    $     82,617
                                                                                           ============     ============

See Notes to Financial Statements.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

FINANCIAL HIGHLIGHTS

                    The following per share data and ratios                                 Class A
                    have been derived from information provided
                    in the financial statements.                                   For the Year Ended October 31,

                    Increase (Decrease) in Net Asset Value:            1997++++   1996++++      1995       1994       1993
Per Share           Net asset value, beginning of year                $  10.54   $  10.71   $  10.75   $  11.08   $   9.79
Operating                                                             --------   --------   --------   --------   --------
Performance:        Investment income--net                                 .33        .32        .42        .33        .23
                    Realized and unrealized gain (loss)
                    on investments and foreign currency
                    transactions--net                                     1.47        .62        .11       (.27)      1.45
                                                                      --------   --------   --------   --------   --------
                    Total from investment operations                      1.80        .94        .53        .06       1.68
                                                                      --------   --------   --------   --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.24)      (.48)      (.46)      (.30)      (.23)
                      In excess of investment income--net                 (.01)        --         --         --         --
                      Realized gain on investments--net                   (.22)      (.63)      (.11)      (.09)      (.16)
                                                                      --------   --------   --------   --------   --------
                    Total dividends and distributions                     (.47)     (1.11)      (.57)      (.39)      (.39)
                                                                      --------   --------   --------   --------   --------
                    Net asset value, end of year                      $  11.87   $  10.54   $  10.71   $  10.75   $  11.08
                                                                      ========   ========   ========   ========   ========

Total Investment    Based on net asset value per share                  17.79%      9.34%      5.10%       .61%     17.64%
Return:**                                                             ========   ========   ========   ========   ========
Ratios to Average   Expenses                                             1.81%      1.57%      1.38%      1.66%      2.22%
Net Assets:                                                           ========   ========   ========   ========   ========
                    Investment income--net                               3.01%      3.05%      4.03%      2.97%      2.36%
                                                                      ========   ========   ========   ========   ========

Supplemental        Net assets, end of year (in thousands)            $  3,466   $ 17,741   $ 23,634   $  7,850   $  4,557
Data:                                                                 ========   ========   ========   ========   ========
                    Portfolio turnover                                  33.42%     14.72%    101.12%     38.04%     26.02%
                                                                      ========   ========   ========   ========   ========
                    Average commission rate paid++++++                $  .0607   $  .0679         --         --         --
                                                                      ========   ========   ========   ========   ========

                    The following per share data and ratios                                 Class B
                    have been derived from information provided
                    in the financial statements.                                   For the Year Ended October 31,

                    Increase (Decrease) in Net Asset Value:            1997++++   1996++++      1995       1994       1993
Per Share           Net asset value, beginning of year                $  10.61   $  10.77   $  10.80   $  11.13   $   9.84
Operating                                                             --------   --------   --------   --------   --------
Performance:        Investment income--net                                 .21        .21        .37        .21        .13
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                                     1.49        .62        .05       (.25)      1.46
                                                                      --------   --------   --------   --------   --------
                    Total from investment operations                      1.70        .83        .42       (.04)      1.59
                                                                      --------   --------   --------   --------   --------
                    Less dividends and distributions:
                      Investment income--net                              (.18)      (.36)      (.34)      (.20)      (.14)
                      In excess of investment income--net                 (.01)        --         --         --         --
                      Realized gain on investments--net                   (.22)      (.63)      (.11)      (.09)      (.16)
                                                                      --------   --------   --------   --------   --------
                    Total dividends and distributions                     (.41)      (.99)      (.45)      (.29)      (.30)
                                                                      --------   --------   --------   --------   --------
                    Net asset value, end of year                      $  11.90   $  10.61   $  10.77   $  10.80   $  11.13
                                                                      ========   ========   ========   ========   ========

Total Investment    Based on net asset value per share                  16.56%      8.13%      4.01%      (.37%)    16.45%
Return:**                                                             ========   ========   ========   ========   ========

Ratios to Average   Expenses                                             2.87%      2.64%      2.37%      2.69%      3.26%
Net Assets:                                                           ========   ========   ========   ========   ========
                    Investment income--net                               1.92%      1.98%      2.95%      1.95%      1.32%
                                                                      ========   ========   ========   ========   ========

Supplemental        Net assets, end of year (in thousands)            $ 17,730   $ 38,830   $ 58,660   $ 53,121   $ 29,831
Data:                                                                 ========   ========   ========   ========   ========
                    Portfolio turnover                                  33.42%     14.72%    101.12%     38.04%     26.02%
                                                                      ========   ========   ========   ========   ========
                    Average commission rate paid++++++                $  .0607   $  .0679         --         --         --
                                                                      ========   ========   ========   ========   ========

                                                                                                 Class C
                                                                                                                For the
                                                                                                                 Period
                    The following per share data and ratios have been derived                                    Oct. 21,
                    from information provided in the financial statements.          For the Year Ended          1994++ to
                                                                                        October 31,             Oct. 31,
                    Increase (Decrease) in Net Asset Value:                    1997++++   1996++++     1995     1994++++
Per Share           Net asset value, beginning of period                      $  10.59   $  10.75    $  10.81   $  10.74
Operating                                                                     --------   --------    --------   --------
Performance:        Investment income--net                                         .21        .21         .36         --
                    Realized and unrealized gain on investments
                    and foreign currency transactions--net                        1.47        .62         .05        .07
                                                                              --------   --------    --------   --------
                    Total from investment operations                              1.68        .83         .41        .07
                                                                              --------   --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net                                      (.17)      (.36)       (.36)        --
                      In excess of investment income--net                         (.01)        --          --         --
                      Realized gain on investments--net                           (.22)      (.63)       (.11)        --
                                                                              --------   --------    --------   --------
                    Total dividends and distributions                             (.40)      (.99)       (.47)        --
                                                                              --------   --------    --------   --------
                    Net asset value, end of period                            $  11.87   $  10.59    $  10.75   $  10.81
                                                                              ========   ========    ========   ========

Total Investment    Based on net asset value per share                          16.40%      8.14%       3.89%       .65%+++
Return:**                                                                     ========   ========    ========   ========

Ratios to Average   Expenses                                                     2.89%      2.65%       2.41%      5.64%*
Net Assets:                                                                   ========   ========    ========   ========
                    Investment income (loss)--net                                1.91%      1.97%       2.99%     (1.74%)*
                                                                              ========   ========    ========   ========

Supplemental        Net assets, end of period (in thousands)                  $  1,112   $  4,123    $  4,598   $    203
Data:                                                                         ========   ========    ========   ========
                    Portfolio turnover                                          33.42%     14.72%     101.12%     38.04%
                                                                              ========   ========    ========   ========
                    Average commission rate paid++++++                        $  .0607   $  .0679          --         --
                                                                              ========   ========    ========   ========

*      Annualized.

**     Total investment returns exclude the effects of sales loads.

+++    Aggregate total investment return.

++     Commencement of operations.

++++   Based on average shares outstanding during the period.

++++++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities. The "Average Commission Rate Paid" includes commissions paid in foreign currencies, which have been converted into US dollars using the prevailing exchange rate on the date of the transaction. Such conversions may significantly affect the rate shown.

See Notes to Financial Statements.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

FINANCIAL HIGHLIGHTS (concluded)

                                                                                                 Class D
                                                                                                                 For the
                                                                                                                 Period
                    The following per share data and ratios have been derived                                   Oct. 21,
                    from information provided in the financial statements.            For the Year Ended        1994++ to
                                                                                         October 31,            Oct. 31,
                    Increase (Decrease) in Net Asset Value:                    1997++++   1996++++     1995     1994++++
Per Share           Net asset value, beginning of period                      $  10.55   $  10.72    $  10.76   $  10.69
Operating                                                                     --------   --------    --------   --------
Performance:        Investment income--net                                         .30        .31         .42         --
                    Realized and unrealized gain on investments
                    and foreign currency transactions--net                        1.47        .61         .09        .07
                                                                              --------   --------    --------   --------
                    Total from investment operations                              1.77        .92         .51        .07
                                                                              --------   --------    --------   --------
                    Less dividends and distributions:
                      Investment income--net                                      (.23)      (.46)       (.44)        --
                      In excess of investment income--net                         (.01)        --          --         --
                      Realized gain on investments--net                           (.22)      (.63)       (.11)        --
                                                                              --------   --------    --------   --------
                    Total dividends and distributions                             (.46)     (1.09)       (.55)        --
                                                                              --------   --------    --------   --------
                    Net asset value, end of period                            $  11.86   $  10.55    $  10.72   $  10.76
                                                                              ========   ========    ========   ========

Total Investment    Based on net asset value per share                          17.41%      9.07%       4.87%       .65%+++
Return:**                                                                     ========   ========    ========   ========

Ratios to Average   Expenses                                                     2.09%      1.77%       1.62%      5.13%*
Net Assets:                                                                   ========   ========    ========   ========
                    Investment income (loss)--net                                2.69%      2.85%       3.79%     (1.24%)*
                                                                              ========   ========    ========   ========

Supplemental        Net assets, end of period (in thousands)                  $  6,614   $  8,585    $  3,499   $    179
Data:                                                                         ========   ========    ========   ========
                    Portfolio turnover                                          33.42%     14.72%     101.12%     38.04%
                                                                              ========   ========    ========   ========
                    Average commission rate paid++++++                        $  .0607   $  .0679          --         --
                                                                              ========   ========    ========   ========

*      Annualized.

**     Total investment returns exclude the effects of sales loads.

+++    Aggregate total investment return.

++     Commencement of operations.

++++   Based on average shares outstanding during the period.

++++++ For fiscal years beginning on or after September 1, 1995, the Fund is required to disclose its average commission rate per share for purchases and sales of equity securities. The "Average Commission Rate Paid" includes commissions paid in foreign currencies, which have been converted into US dollars using the prevailing exchange rate on the date of the transaction. Such conversions may significantly affect the rate shown.

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:

Merrill Lynch Global Convertible Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a diversified, open-end management investment company. The Fund offers four classes of shares under the Merrill Lynch Select Pricing(SM) System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities which are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the-counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities which are traded both in the over-the-counter market and on a stock exchange are valued according to the broadest and most representative market. Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last asked price. Options purchased are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the over-the-counter market, the last bid price. Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(c) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract. Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts. Premium or discount is amortized over the life of the contracts.

* Foreign currency options and futures--The Fund may also purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Financial futures contracts--The Fund may purchase or sell interest rate futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

NOTES TO FINANCIAL STATEMENTS (continued)


* Options--The Fund is authorized to write covered call options and purchase put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written. When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the exdividend dates. Dividends from foreign securities where the exdividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Prepaid registration fees--Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of net investment income are due primarily to differing tax treatments for foreign currency transactions.

(h) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $523,937 have been reclassified between undistributed net realized capital gains and accumulated distributions in excess of net investment income. These reclassifications have no effect on net assets or net asset values per share.

2. Investment Advisory Agreement and Transactions with Affiliates:

The Fund has entered into an Investment Advisory Agreement with Merrill Lynch Asset Management, L.P. ("MLAM"). The general partner of MLAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor, Inc. ("MLFD" or "Distributor"), a wholly-owned subsidiary of Merrill Lynch Group, Inc.

MLAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of 0.65% of the average daily value of the Fund's net assets.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                                     Account        Distribution
                                  Maintenance Fee       Fee
Class B                                0.25%            0.75%
Class C                                0.25%            0.75%
Class D                                0.25%              --

Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Inc. ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

For the year ended October 31, 1997, MLFD earned underwriting discounts and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                                      MLFD          MLPF&S
Class A                              $   42         $  519
Class D                              $  395         $5,780

For the year ended October 31, 1997, MLPF&S received contingent deferred sales charges of $209,470 and $1,308 relating to transactions in Class B and Class C Shares, respectively.

During the year ended October 31, 1997, the Fund paid Merrill Lynch Security Pricing Service, an affiliate of MLPF&S, $59 for security price quotations to compute the net asset value of the Fund.

Merrill Lynch Financial Data Services, Inc. ("MLFDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by MLAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of MLAM, PSI, MLFDS, MLFD, and/or ML & Co.

3. Investments:

Purchases and sales of investments, excluding short-term securities, for the year ended October 31, 1997 were $14,422,368 and $60,395,126, respectively.

Net realized and unrealized gains (losses) as of October 31, 1997 were as follows:

                                                    Realized        Unrealized
                                                 Gains (Losses)   Gains (Losses)
Long-term investments                             $ 4,313,459       $ 3,354,902
Short-term investments                                   (278)               --
Foreign currency transactions                        (982,156)             (477)
Forward foreign exchange contracts                     21,059                --
                                                  -----------       -----------
Total                                             $ 3,352,084       $ 3,354,425
                                                  ===========       ===========

As of October 31, 1997, net unrealized appreciation for Federal income tax purposes aggregated $3,345,402, of which $3,696,792 related to appreciated securities and $351,390 related to depreciated securities. At October 31,1997, the aggregate cost of investments for Federal income tax purposes was $27,246,381.

4. Capital Share Transactions:

Net decrease in net assets derived from capital share transactions were $45,343,049 and $20,834,705 for the years ended October 31, 1997 and October 31, 1996, respectively.

Transactions in capital shares for each class were as follows:

Class A Shares for the Year                                           Dollar
Ended October 31, 1997                             Shares             Amount
Shares sold                                        1,031,544       $ 11,066,318
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     59,638            620,254
                                                ------------       ------------
Total issued                                       1,091,182         11,686,572
Shares redeemed                                   (2,482,772)       (26,937,299)
                                                ------------       ------------
Net decrease                                      (1,391,590)      $(15,250,727)
                                                ============       ============


Class A Shares for the Year                                           Dollar
Ended October 31, 1996                             Shares             Amount
Shares sold                                          685,844       $  7,246,703
Shares issued to shareholders in
reinvestment of dividends
and distributions                                    135,086          1,380,166
                                                ------------       ------------
Total issued                                         820,930          8,626,869
Shares redeemed                                   (1,343,548)       (14,564,322)
                                                ------------       ------------
Net decrease                                        (522,618)      $ (5,937,453)
                                                ============       ============


Class B Shares for the Year                                           Dollar
Ended October 31, 1997                             Shares             Amount
Shares sold                                          314,434       $  3,542,687
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     99,185          1,040,450
                                                ------------       ------------
Total issued                                         413,619          4,583,137
Automatic conversion of shares                       (28,947)          (322,485)
Shares redeemed                                   (2,553,205)       (28,269,334)
                                                ------------       ------------
Net decrease                                      (2,168,533)      $(24,008,682)
                                                ============       ============

Class B Shares for the Year                                           Dollar
Ended October 31, 1996                             Shares             Amount
Shares sold                                          958,130       $ 10,188,233
Shares issued to shareholders in
reinvestment of dividends
and distributions                                    295,014          3,025,724
                                                ------------       ------------
Total issued                                       1,253,144         13,213,957
Automatic conversion of shares                      (559,618)        (5,864,176)
Shares redeemed                                   (2,481,068)       (26,810,294)
                                                ------------       ------------
Net decrease                                      (1,787,542)      $(19,460,513)
                                                ============       ============

Merrill Lynch Global Convertible Fund, Inc., October 31, 1997

NOTES TO FINANCIAL STATEMENTS (concluded)

Class C Shares for the Year                                            Dollar
Ended October 31, 1997                              Shares             Amount
Shares sold                                           45,903        $   515,280
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     11,375            118,943
                                                 -----------        -----------
Total issued                                          57,278            634,223
Shares redeemed                                     (352,854)        (3,888,088)
                                                 -----------        -----------
Net decrease                                        (295,576)       $(3,253,865)
                                                 ===========        ===========

Class C Shares for the Year                                            Dollar
Ended October 31, 1996                              Shares             Amount
Shares sold                                          234,669        $ 2,490,027
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     21,832            223,912
                                                 -----------        -----------
Total issued                                         256,501          2,713,939
Shares redeemed                                     (294,992)        (3,188,951)
                                                 -----------        -----------
Net decrease                                         (38,491)       $  (475,012)
                                                 ===========        ===========

Class D Shares for the Year                                            Dollar
Ended October 31, 1997                              Shares             Amount
Shares sold                                           40,916        $   459,749
Automatic conversion of shares                        29,028            322,485
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     23,285            243,244
                                                 -----------        -----------
Total issued                                          93,229          1,025,478
Shares redeemed                                     (349,497)        (3,855,253)
                                                 -----------        -----------
Net decrease                                        (256,268)       $(2,829,775)
                                                 ===========        ===========

Class D Shares for the Year                                            Dollar
Ended October 31, 1996                              Shares             Amount
Shares sold                                          225,183        $ 2,423,111
Automatic conversion of shares                       562,293          5,864,176
Shares issued to shareholders in
reinvestment of dividends
and distributions                                     27,215            280,369
                                                 -----------        -----------
Total issued                                         814,691          8,567,656
Shares redeemed                                     (327,147)        (3,529,383)
                                                 -----------        -----------
Net increase                                         487,544        $ 5,038,273
                                                 ===========        ===========

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Global Convertible Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Global Convertible Fund, Inc. as of October 31, 1997, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at October 31, 1997, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Global Convertible Fund, Inc. as of October 31, 1997, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Princeton, New Jersey
December 5, 1997

IMPORTANT TAX INFORMATION (unaudited)

The following information summarizes all per share distributions paid by Merrill Lynch Global Convertible Fund, Inc. during the taxable year ended October 31, 1997:

                               Domestic Qualifying     Interest From     Domestic Non-Qualifying       Total         Long-Term
Record Date      Payable Date    Ordinary Income    Federal Obligations      Ordinary Income      Ordinary Income  Capital Gains
Class A Shares:
12/17/96           12/26/96          $.100506             $.005557              $.079841              $.185904        $.189624
4/16/97             4/24/97          $.093975             $.000289              $.004640              $.098904              --

Class B Shares:
12/17/96           12/26/96          $.084422             $.004668              $.067064              $.156154        $.189624
4/16/97             4/24/97          $.060776             $.000187              $.003001              $.063964              --

Class C Shares:
12/17/96           12/26/96          $.084237             $.004657              $.066918              $.155812        $.189624
4/16/97             4/24/97          $.052706             $.000162              $.002603              $.055471              --

Class D Shares:
12/17/96           12/26/96          $.096733             $.005348              $.076845              $.178926        $.189624
4/16/97             4/24/97          $.087116             $.000268              $.004302              $.091686              --

The qualifying domestic ordinary income qualifies for the dividends received deduction for corporations.

The law varies in each state as to whether and what percentage of dividend income attributable to Federal obligations is exempt from state income tax. We recommend that you consult your tax adviser to determine if any portion of the dividends you received is exempt from state income tax.

Please retain this information for your records.